NEWS RELEASE

CONTACTS:  César García, Chief Executive Officer

                        818-709-1244 x 7123

                        -or-

Ron Stabiner, The Wall Street Group, Inc.

   212-888-4848

FOR IMMEDIATE RELEASE:

IRIS REPORTS RECORD 2nd QUARTER REVENUES OF $21.0 MILLION

Earned $0.10 Per Share including FAS 123R Expense

CHATSWORTH, Calif., August 13, 2007 – IRIS INTERNATIONAL, INC. (NASDAQ GM: IRIS) today announced record revenue of $21.0 million for the second quarter ended June 30, 2007, a 26% increase over revenue of $16.6 million in the second quarter of 2006, resulting from a 42% increase in instrument revenue and a 22% increase in consumable revenues over the second quarter of 2006. Net income for the three months ended June 30, 2007, was $1.8 million, or $0.10 per diluted share, including the effect of $0.3 million, or $0.01 per share, of FAS 123R expense. This compares with a net loss of $4.5 million, or $0.25 per diluted share after the effect of $0.3 million, or $0.01 per share of FAS 123R expense, $5.2 million of purchased in-process research and development related to the acquisition of Leucadia Technologies, Inc. and approximately $500,000 charge relating to the transition to a new CFO, for the same period of 2006. Diluted average shares outstanding for the three months ended June 30, 2007, increased 5% to 18.8 million from 17.9 million, a year ago.

2007 SECOND QUARTER HIGHLIGHTS:

•	Record Q2 revenue of $21.0 million, an increase of 26% compared with year-ago period.
•	Q2 EPS of $0.10, including the effect of $0.01 per share of FAS 123R expense and shutdown expenses related to the ADIR subsidiary.
•	128iQ ® 200 analyzers sold in Q2, a 25% increase over Q2 2006 and 1,458 sold to date.
•	Instruments revenue increased 42% and Consumables and Service revenues increased 22% over Q2 2006.
•	Three new products scheduled for release in Q4 2007: iChem® VELOCITY™, NADIA™PSA and Express® 4 Centrifuge.
•	Shut-down of ADIR research subsidiary results in $163,000 expense in Q2 2007 but should result in small savings in R&D in subsequent quarters.
•	Strong debt-free balance sheet with cash, cash equivalents and short-term cash investments of $25.6 million versus $23.2 million at prior year-end.
•	Net operating loss (NOLs) carry-forwards into 2007 of approximately $9.4 million plus $3.9 million in tax credits both available to offset future income taxes.

“We are pleased to report our fourth consecutive quarter of record revenues propelled by 128iQ® 200 urine analyzers shipped during the period. We experienced instrument revenue growth domestically and internationally with our higher domestic growth rate resulting from our increased US sales force. We achieved a 42% increase in instrument revenue over the year-ago period without relying on any single large order in the quarter. This affirms the general acceptance of our iQ® 200 platform as the instrument of choice for automated urinalysis. We continue to have a solid pipeline of qualified sales prospects into the second half, including potential multi-unit and multi-site orders,” stated César García, IRIS President and Chief Executive Officer. “In addition, our higher margin IVD Consumables and Service revenues have grown sequentially over the last three quarters with a 22% increase in the second quarter over the year-ago period. This is a result of our growing installed base and an increasing number of instruments coming off warranty. We expect this overall trend to continue as instrument sales have re-accelerated since the third quarter of 2006.”

IVD Instrument revenue of $8.6 million for the second quarter of 2007 increased 42% when compared with IVD Instrument revenue of $6.0 million for the second quarter of 2006. IVD Consumables and Service revenues of $9.4 million for the second quarter of 2007 increased 22% when compared with IVD Consumables and Service revenues of $7.7 million in the second quarter of 2006. Sample Processing Business Unit (formerly StatSpin) revenue for the second quarter increased 6% over the second quarter of 2006.

Overall gross profit margins improved to 51.2% during the second quarter compared with 50.7% in the 2006 quarter in spite of the high proportion of instruments shipped in the quarter, which generated lower gross margin than consumables. Although IVD revenues increased in all categories, instruments revenue represented 41% of the consolidated revenue in Q2-2007 vs. 36% in Q2-2006. Consumables and Service gross profit margins continue at 53% as a result of the under-utilization of our strip manufacturing capacity in our manufacturing in Marburg, Germany and an expanded service infrastructure to better support the increased installed base. The strip manufacturing facility is expected to achieve higher utilization with the release of the iChem VELOCITY automated urine chemistry analyzer during the fourth quarter of 2007 and service profitability should continue to increase as more systems come off warranty.

Operating expenses decreased to $8.6 million in the second quarter of 2007 from $12.7 million in the second quarter 2006. Our 2006 operating expenses included $5.2 million of purchased in-process research and development related to the acquisition of Leucadia Technologies, Inc. Excluding the referenced purchased in-process research and development, operating expenses increased 13% to $8.6 million for the second quarter of 2007, compared with $7.6 million for the prior year period. Research and development expense for the second quarter of 2007 was $3.0 million, or 14% of revenue, versus $2.1 million, or 13% of revenue in the year-ago period. This increased level of R&D spending reflects the investment in Iris Molecular Diagnostics acquired in April 2006 and the development of the Company’s new automated urine chemistry analyzer.  Marketing, selling, general and administration expenses as a percentage of revenues dropped from 33% to 26% in the comparable quarter. General and administrative expenses in the second quarter 2007 were $2.3 million, a 19% reduction in comparison to the comparable prior year quarter. This expense reduction is mostly related to CFO transition expenses of approximately $500,000 booked in the second quarter of 2006. Marketing and selling expenses increased 24% to support our growth in revenues for the period, in particular our larger sales force.

Operating income for the second quarter 2007 was $2.2 million versus an operating loss of $4.3 million in the second quarter 2006 which included $5.2 million of purchased R&D as discussed above. Net income reflects a tax rate of 30%, or $746,000 in income taxes during the current quarter, whereas in the prior year period the Company incurred approximately $413,000 in income taxes, primarily as a result of the purchased in-process R&D not being deductible for tax purposes.  The lower second quarter tax rate reflects the incorporation of the tax benefits of our international losses in our strip manufacturing facility in Marburg, Germany. Income tax provisions for the current and year ago second quarter periods are non-cash items since the Company does not pay income taxes as a result of net operating loss carry-forwards (NOLs) that it continues to utilize.

For the six months ended June 30, 2007, IRIS had record revenue of $41.1 million, a 26% increase over revenue of $32.7 million for the first six months of 2006. Net income for the six months ended June 30, 2007, was $3.3 million, or $0.18 per diluted share, after the effect of  $562,000, or $0.03 per share, of FAS 123R expense. This compares with a net loss of $2.8 million, or $0.16  per diluted share, after the effect of  $672,000, or $0.04 per share of FAS 123R expense, as well as non-recurring purchased in-process R&D charge related to the Leucadia acquisition totaling $5.2 million, or $0.29 per share in the year-ago six month period. Diluted average shares outstanding for the 2007 and 2006 six-month periods were 18.6 million and 17.6 million, respectively.

“While we cannot disclose the details of our meeting with the FDA on July 30 regarding our ultra-sensitive NADIA-PSA, we are satisfied with the outcome and our course of action has not changed. We plan to submit the additional data required and expect to have our ultra-sensitive NADIA-PSA cleared by the FDA and in the market by year-end. We are also pleased with the reaction of our customers and distributors to the introduction of our iChem VELOCITY automated chemistry analyzer at the IFCC exposition in June. Although we are slightly behind schedule, we expect to commence shipments of iChem VELOCITY units late in the fourth quarter. The completion of our iChem VELOCITY automated urine chemistry analyzer opens the international market for sales of stand-alone units and our fully integrated iRICELL workstation consisting of the iQ® 200 analyzer connected to our iChem VELOCITY. This product release should also generate significant pull-through of urine test strips and iChem100 semi-automated chemistry analyzers, all resulting in anticipated higher revenues and improved gross margins in consumables,” Mr. García said.

Company Outlook

The Company is revising its guidance for 2007 anticipating higher revenue of $83- $85 million for the year. Fully diluted earnings per share of at least $0.40 for the year remains unchanged, including the effect of incremental stock based compensation expense related to FAS 123R, which is expected to be approximately $0.05 per share. Research and Development expense is expected to be approximately 13% of revenues.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. T o participate, dial 1-866-550-6338 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 347-284-6930 . The conference call may also be accessed by means of a live audio Web cast on the Company’s Web site at www.proiris.com , or at http://www.vcall.com/IC/CEPage.asp?ID=114905 , the Web cast service provider. The conference audio cast will also be available for replay on both Web sites for 30 days from the date of the broadcast.

THE COMPANY

IRIS International, Inc. (www.proiris.com) , based in Chatsworth, Calif., is a leading developer, manufacturer, and marketer of medical devices, diagnostic systems and consumables. The Iris Diagnostics Division ( www.irisdiagnostics.com ) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. Iris Molecular Diagnostics develops innovative ultra-sensitive diagnostics and sample processing products with applications in the urinalysis, oncology and infectious disease markets. The Company's Sample Processing business unit (formerly the StatSpin ® subsidiary) ( www.statspin.com ), based in Westwood, Mass., manufactures innovative centrifuges and blood analysis products.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(TABLES FOLLOW)

IRIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

Assets	June 30,	December 31,
	2007	2006
Current assets:	(Unaudited)
Cash and cash equivalents	$25,600	$23,159
Marketable securities	-	132
Accounts receivable, net of allowance for doubtful
accounts and sales returns of $475and $601	13,130	13,166
Inventories, net	7,219	6,918
Prepaid expenses and other current assets	1,445	626
Investment in sales-type leases	2,499	2,145
Deferred tax asset	2,865	2,865
Total current assets	52,758	49,011

Property and equipment, at cost, net	7,481	6,662
Goodwill	2,450	2,450
Core Technology, net	1,679	1,723
Software development costs, net of accumulated
amortization of $2,026 and $1,729	1,499	1,387
Deferred tax asset	3,537	5,516
Inventories – long term portion	440	440
Investment in sales-type leases	7,231	6,728
Other assets	410	400
Total assets	$77,485	$74,317

                   Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$3,941	$3,797
Accrued expenses	5,309	6,414
Deferred service contract revenue	1,367	1,517
Total current liabilities	10,617	11,728

Deferred service contract revenue, long term	23	23
Total liabilities	10,640	11,751

Commitments and contingencies

Shareholders' equity:
Preferred Stock, $.01 par value; Authorized 1 million shares: Callable Series C shares issued and outstanding: none	-	-
Common stock, $.01 par value; Authorized 50 million shares:
issued and outstanding: 18,330 shares and 18,046 shares	183	180
Additional paid-in capital	80,742	79,226
Other comprehensive income	103	48
Accumulated deficit	(14,183)	(16,888)
Total shareholders' equity	66,845	62,566
Total liabilities and shareholders' equity	$77,485	$74,317

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except per share data)

	For the three months ended June 30,
	2007	2006

Sales of IVD instruments	$8,570	$6,038
Sales of IVD consumables and service	9,412	7,745
Sales of sample processing instruments and supplies	2,995	2,815
Total revenues	20,977	16,598

Cost of goods - IVD instruments	4,376	3,245
Cost of goods - IVD consumable and supplies	4,411	3,502
Cost of goods - sample processing instruments and supplies	1,449	1,441
Total cost of goods sold	10,236	8,188

Gross profit	10,741	8,410

Marketing and selling	3,261	2,634
General and administrative	2,293	2,830
Research and development, net	3,009	2,091
In-process research and development	-	5,180
Total operating expenses	8,563	12,735

Operating income (loss)	2,178	(4,325)

Other income (expense):
Interest income	384	242
Interest expense	(2)	(11)
Other income (expense)	(24)	30

Income (loss) before provision for income taxes	2,536	(4,064)

Provision for income taxes	746	413

Net income (loss)	$1,790	$(4,477)

Basic net income (loss) per share	$0.10	$(0.25)

Diluted net income (loss) per share	$0.10	$(0.25)

Basic – average shares outstanding	18,127	17,868

Diluted – average shares outstanding	18,818	17,868

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except per share data)

	For the six months ended June 30,
	2007	2006

Sales of IVD instruments	$17,136	$11,953
Sales of IVD consumables and service	18,255	15,004
Sales of sample processing instruments and supplies	5,708	5,756
Total revenues	41,099	32,713

Cost of goods - IVD instruments	9,010	6,407
Cost of goods - IVD consumable and supplies	8,507	6,625
Cost of goods - sample processing instruments and supplies	2,856	2,981
Total cost of goods sold	20,373	16,013

Gross profit	20,726	16,700

Marketing and selling	6,312	4,956
General and administrative	4,678	4,945
Research and development, net	5,436	3,579
In-process research and development	-	5,180
Total operating expenses	16,426	18,660

Operating income (loss)	4,300	(1,960)

Other income (expense):
Interest income	723	505
Interest expense	(3)	(12)
Other income (expense)	(25)	33

Income (loss) before provision for income taxes	4,995	(1,434)

Provision for income taxes	1,744	1,386

Net income (loss)	$3,251	$(2,820)

Basic net income (loss) per share	$0.18	$(0.16)

Diluted net income (loss) per share	$0.18	$(0.16)

Basic – average shares outstanding	17,963	17,558

Diluted – average shares outstanding	18,600	17,558

###